Exhibit 34.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors of VW Credit, Inc. and
CitiBank, N.A., Indenture Trustee:
We have examined VW Credit, Inc’s (the Company) compliance with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Securities and Exchange Commission’s Regulation AB for the Company’s Volkswagen Auto Loan Enhanced Trust 2008-1 asset backed securitization transactions except for the servicing criteria set forth in Sections 229.1122(d)(1)(ii)-(iv), 229.1122(d)(2)(vi), 229.1122(d)(4)(ix)-(xiii), and 229.1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the asset backed securities transactions being serviced as of December 31, 2009 and for the period from January 1, 2009 through December 31, 2009 (the “Reporting Period”). Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed one instance of noncompliance with servicing criteria. On February 26, 2009 a process control deficiency was identified when a payment transferred to the collection account on the third business day versus the two business day requirement, however, sufficient funds were being transferred on a daily basis resulting in no impact to the Note holders. A monthly reconciliation process is in place to identify these types of deposits and the above mentioned deficiency was detected during the Company’s monthly reconciliation process.
In our opinion, except for the noncompliance described in the third paragraph, VW Credit, Inc. complied, in all material respects, with the aforementioned servicing criteria for the reporting period ended December 31, 2009.
/s/Baker Tilly Virchow Krause, LLP
Southfield, Michigan
March 26, 2010